P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

For Immediate Release

Contacts:

Charles W. Sulerzyski	Stanley M. Kiser
President and CEO	President and CEO
Peoples Bancorp Inc.	Sistersville Bancorp, Inc.
csulerzyski@pebo.com	skiser@firstfedwv.com
740.373.3155	304-489-8150

PEOPLES BANCORP INC. AGREES TO ACQUIRE
SISTERSVILLE BANCORP INC.
_____________________________________________________________________

MARIETTA, Ohio (June 5, 2012) - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO), holding company for Peoples Bank, National Association, announced today that it has signed a definitive agreement to acquire all of the outstanding common stock of Sistersville Bancorp, Inc. (“Sistersville”) (Pink Sheet: SVBC), holding company of First Federal Savings Bank, which operates two full-service branches in Sistersville and Parkersburg, West Virginia. The transaction will provide Peoples further growth opportunities in Parkersburg and an entry into the Sistersville market.

“We are pleased to add density to our existing West Virginia footprint while acquiring a strong franchise that complements our current growth strategy,” said Chuck Sulerzyski, Peoples' President and CEO. “Stan Kiser and his team have done an excellent job serving First Federal clients and avoiding serious credit issues during the recent economic downturn. We are excited about the opportunity to provide our extensive product offering, including our unique deposit products, in the Sistersville market. We also believe our community orientation will be very beneficial for First Federal's customers.”

Sulerzyski continued, “For the past 110 years, Peoples has earned the reputation as a leader in community banking by providing our local communities with a personalized brand of banking, a broad choice of financial products and services and state of the art technology. We are large enough to provide the same products and services as the region's large banks, but with a much higher degree of personalized service. Our goal is to be the leading provider of financial services in the markets we serve, with local decision-making and familiar faces for our customers.”

Stan Kiser, Chairman and CEO of Sistersville, commented, “We are excited to be affiliated with an outstanding community bank such as Peoples, and we believe this transaction will be very beneficial for our customers and community. Our customers will gain access to a greater array of products and services, including trust, brokerage, insurance and commercial loan products, while continuing to see the same high level service they have come to expect. We will also have a significantly larger lending limit, which will allow us to invest even more in our local communities.”

Under the terms of the agreement, Peoples has agreed to pay $30.74 in cash for each share of Sistersville common stock for a total cash consideration of approximately $9.8 million. Peoples expects this acquisition to be accretive to its 2013 earnings.

The transaction is subject to customary closing conditions, including regulatory approvals and Sistersville shareholder approval, and is anticipated to be completed in the third quarter of 2012. At that time, First Federal Savings' offices will become branches of Peoples Bank. At March 31, 2012, Sistersville had total assets of $48 million, total loans of $28 million and total deposits of $38 million.

Dinsmore & Shohl LLP is serving as Peoples' legal counsel. Sistersville is being advised by ParaCap Group, LLC and Vorys, Sater, Seymour and Pease LLP.

Statements made in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Such risks include, but are not limited to, successful completion and integration of the transaction contemplated in this news release, adverse changes in the interest rate environment and economic conditions, the impact of competitive products and pricing, and other risks detailed in Peoples' Securities and Exchange Commission filings. Although Peoples' management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements.

Peoples Bancorp Inc. is a diversified financial products and services company with $1.8 billion in assets, 44 locations and 42 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units - Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, LLC, which includes the Putnam and Barengo divisions.  Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

Sistersville Bancorp, Inc. is the holding company of First Federal Savings Bank. Sistersville has assets of $48 million and operates two full-service branches in Sistersville and Parkersburg, West Virginia. Sistersville Bancorp is a Pink Sheet stock with the symbol “SVBC.”

This communication shall not constitute an offer to sell or the solicitation of and offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

END OF RELEASE